Exhibit 99.13

AllianceBernstein Holding L.P. Announces First Quarter Diluted Net Income of $0.78 per Unit and
Declares a $0.78 per Unit Cash Distribution

New York, NY, April 26, 2006 – AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) and AllianceBernstein L.P. (“AllianceBernstein”) today reported financial and operating results for the quarter ended March 31, 2006.

AllianceBernstein Holding (The Publicly Traded Partnership):

•                  Diluted net income per unit for the quarter ended March 31, 2006 was $0.78, an increase of 34.5% as compared to $0.58 for the same period in 2005.

•                  Distribution per unit for the first quarter of 2006 is $0.78, an increase of 39.3% as compared to $0.56 for the same period in 2005. The distribution is payable on May 18, 2006 to holders of AllianceBernstein Holding Units at the close of business on May 8, 2006.

AllianceBernstein (The Operating Partnership):

•                  Assets Under Management (AUM) at March 31, 2006 were $618 billion, a 15.7% increase over a year ago (or 22.1%, excluding dispositions), due to equity market appreciation and net inflows across all distribution channels.

•                  Average AUM were $603 billion for the quarter ended March 31, 2006, an increase of 12.1% over the same quarter a year ago (or 18.6%, excluding dispositions).

•                  Net inflows for the three months ended March 31, 2006 were $12.0 billion, consisting of Institutional Investments net inflows of $5.5 billion, Retail net inflows of $3.8 billion and Private Client net inflows of $2.7 billion.

•                  Net inflows for the twelve months ended March 31, 2006 were $33.7 billion, consisting of Institutional Investments net inflows of $21.5 billion, Private Client net inflows of $7.0 billion and Retail net inflows of $5.2 billion.

“On the most important metric, investment returns for our clients, first quarter results varied but in aggregate were good. Global and international equity services performed exceptionally well in both absolute and relative terms. U.S. equity returns were positive but, with few exceptions, trailed their benchmarks. Fixed income returns were held back by rising interest rates; however, relative performance was favorable in almost all key services,” said Lew Sanders, Chairman and CEO.

“Reflecting excellent long-term investment returns, net asset inflows reached $12 billion for the first quarter. Organic growth was particularly robust in the private client and retail channels. The firm continued to benefit from increased consultant and client acceptance of our global, international and style blend services, which, once again, drove growth in the first quarter. At the quarter’s end, global and international services rose to 47% of assets under management, while AUM for clients domiciled outside the U.S. grew to 32% of the total. Style blend services grew strongly too, reaching more than $100 billion.

“The outlook for organic growth remains favorable as the pipeline of new but unfunded mandates grew sharply in the first quarter.

“We were also pleased with the growth of our institutional research services business, where revenue rose by 26% in the first quarter. U.S. results benefited from the strength of our research franchise and growing client interest in our suite of algorithmic trading services. Revenue growth remained strong in our London-based research unit as well, as client acceptance of our research services continued to build.

“The firm’s profitability improved in the first quarter. Net income per unit rose by 35% as compared to last year’s comparable quarter and operating margins expanded by more than three percentage points. We achieved these results despite unusually high legal expenses of approximately $0.04 per unit as we continued to take action to resolve outstanding litigation and made considerable progress.

“Sustained strong growth and improvement in profitability is dependent on achieving superior returns for our clients. Delivering on this mission remains our primary focus,” concluded Mr. Sanders.

SUMMARY FINANCIAL RESULTS OF ALLIANCEBERNSTEIN L.P.

($ millions)

	Three Months Ended		%
	03/31/06	03/31/05	Change(1)

Revenues	$899	$750	19.8%

Expenses	656	571	14.8%

Income Before Income Taxes	243	179	36.1%

Income Taxes	15	10	53.1%

Net Income	$228	$169	35.1%

Pre-tax Margin (2)	27.1%	23.8%

(1) Percentages are calculated using revenues and expenses rounded to the nearest thousand.

(2) Pre-tax income as a percentage of total revenues, rounded to the nearest thousand.

•                  Revenues for the first quarter of 2006 increased 19.8% to $899 million from $750 million in the first quarter of 2005, primarily due to higher base advisory fees from higher AUM and higher mark-to-market investment gains on mutual fund investments held for deferred compensation plans.

•                  Expenses increased 14.8% to $656 million from $571 million, the result of higher incentive compensation, higher commissions, and increased legal expenses from the settlement of outstanding litigation, offset partially by lower distribution plan payments due to the Cash Management Services disposition and a decrease in deferred sales commissions amortization.

CONFERENCE CALL INFORMATION RELATING TO FIRST QUARTER 2006 RESULTS

AllianceBernstein’s management will review first quarter 2006 financial and operating results on Wednesday,     April 26, 2006, during a conference call at 5:30 p.m. (New York Time), following the release of its financial results after the close of the New York Stock Exchange. The conference call will be hosted by Chairman and Chief Executive Officer, Lewis A. Sanders and President and Chief Operating Officer, Gerald M. Lieberman.

Parties interested in listening to the conference call may access it by either telephone or webcast.

1.               To listen by telephone, please dial 877-234-1973 in the U.S. or 973-582-2700 outside the U.S., ten minutes before the 5:30 p.m. (New York Time) scheduled start time. The conference ID# is 7252607.

2.               To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are expected to be available on AllianceBernstein’s website at the above web address after the release of its results on April 26, 2006.

An audio replay of the conference call will be made available for one week beginning at 7:30 p.m. (New York Time) on April 26, 2006. In the U.S., please call 877-519-4471 or, outside the U.S., call 973-341-3080, and provide the conference ID# 7252607. The audio replay will also be available via webcast on AllianceBernstein’s website for one week.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At March 31, 2006, AllianceBernstein Holding L.P. (“Holding”) owned approximately 32.7% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 60.2% of the AllianceBernstein Units at March 31, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.6% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1A of Form 10-K for the year ended December 31, 2005. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Please remember that factors other than those listed in “Risk Factors” could also adversely affect our business, operating results, or financial condition.

ALLIANCEBERNSTEIN L.P.

(THE OPERATING PARTNERSHIP)

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands)

	Three Months Ended
	03/31/06	03/31/05
Revenues:
Investment Advisory & Services Fees (1)	$626,719	$517,428
Distribution Revenues	102,830	107,833
Institutional Research Services (1)	95,767	93,959
Shareholder Servicing Fees	24,741	25,246
Other Revenues, Net	49,062	5,779
	899,119	750,245

Expenses:
Employee Compensation & Benefits	370,347	285,062
Promotion & Servicing:
Distribution Plan Payments	71,045	91,438
Amortization of Deferred
Sales Commissions	26,381	36,548
Other	48,865	47,110
General & Administrative	126,607	99,879
Interest	7,431	6,272
Amortization of Intangible Assets	5,175	5,175
	655,851	571,484

Income Before Income Taxes	243,268	178,761

Income Taxes	15,695	10,254

NET INCOME	$227,573	$168,507

Pre-tax Margin	27.1%	23.8%

(1)  Transaction charges from asset management accounts previously reported as Investment Advisory Fees have been reclassified to Institutional Research Services. Excluding the effect of this reclassification, Investment Advisory & Services fees and Institutional Research Services revenue for the first quarter of 2006 increased 17.0% and 26.4%, respectively, from the first quarter of 2005.

ALLIANCEBERNSTEIN HOLDING L.P.

(THE PUBLICLY TRADED PARTNERSHIP)

SUMMARY STATEMENTS OF INCOME

(unaudited, in thousands except per Unit amounts)

	Three Months Ended
	03/31/06	03/31/05

Equity in Earnings of Operating Partnership	$73,164	$53,020

Income Taxes	7,605	6,186

NET INCOME	65,559	46,834

Additional Equity in Earnings of Operating Partnership (1)	1,227	748

NET INCOME – Diluted (2)	$66,786	$47,582

DILUTED NET INCOME PER UNIT	$0.78	$0.58

DISTRIBUTION PER UNIT	$0.78	$0.56

(1)          To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding opt ions.

(2)          For calculation of Diluted Net Income per Unit .

ALLIANCEBERNSTEIN AND ALLIANCEBERNSTEIN HOLDING

UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING

MARCH 31, 2006

		Weighted Average Units
		Three Months Ended
	Period End
	Units	Basic	Diluted

AllianceBernstein	257,523,620	256,819,956	259,114,562

AllianceBernstein Holding	84,129,777	83,426,113	85,720,719

ALLIANCEBERNSTEIN L.P.

ASSETS UNDER MANAGEMENT

THREE MONTHS ENDED MARCH 31, 2006

($ millions)

	Institutional
	Investments	Retail	Private Client	Total

Beginning of Period	$358,545	$145,134	$74,873	$578,552
Sales/New accounts	11,172	11,177	3,961	26,310
Redemptions/Terminations	(2,342)	(7,393)	(721)	(10,456)
Cash flow	(3,278)	203	(490)	(3,565)
Unreinvested dividends	—	(217)	(69)	(286)
Net Inflows	5,552	3,770	2,681	12,003
Transfers (1)	7,918	(9,155)	1,237	—
Market Appreciation	17,902	6,170	2,948	27,020
End of Period	$389,917	$145,919	$81,739	$617,575

(1)   Transfers of certain client accounts were made among distribution channels resulting from changes in how these accounts are serviced by the firm. AUM at March 31, 2006 reflect these transfers.

ALLIANCEBERNSTEIN  L.P.

ASSETS UNDER MANAGEMENT

TWELVE MONTHS ENDED MARCH 31, 2006

($ millions)

	Institutional
	Investments	Retail	Private Client	Total
Beginning of Period	$311,310	$157,562	$65,074	$533,946
Sales/New accounts	41,046	34,816	11,768	87,630
Redemptions/Terminations	(17,194)	(28,483)	(2,875)	(48,552)
Cash flow	(2,370)	(212)	(1,489)	(4,071)
Unreinvested dividends	(1)	(924)	(346)	(1,271)
Net Inflows (before dispositions)	21,481	5,197	7,058	33,736
Dispositions (1)	(1,375)	(26,653)	(370)	(28,398)
Transfers (2)	8,488	(9,155)	667	-
Market Appreciation	50,013	18,968	9,310	78,291
End of Period	$389,917	$145,919	$81,739	$617,575

(1)          Cash Management Services, South African joint venture interest and Indian mutual funds.

(2)          Transfers of certain client account s were made among distribution channels resulting from changes in how these accounts are serviced by the firm. AUM at March 31, 2006 reflect these transfers.

ALLIANCEBERNSTEIN L.P.

ASSETS UNDER MANAGEMENT

($ millions)

	Three Month Period		Twelve Month Period
	03/31/06	03/31/05	03/31/06	03/31/05

Ending Assets Under Management	$617,575	$533,946	$617,575	$533,946

Average Assets Under Management	$602,654	$537,647	$557,730	$505,715

ALLIANCEBERNSTEIN L.P.

ASSETS UNDER MANAGEMENT

BY INVESTMENT SERVICE

AT MARCH 31, 2006

	Institutional		Private
	Investments	Retail	Client	Total
Equity:
Growth
U.S.	$39,091	$32,215	$12,084	$83,390
Global & International	49,155	19,229	7,660	76,044
	88,246	51,444	19,744	159,434
Value
U.S.	51,963	33,743	24,678	110,384
Global & International	118,212	19,636	14,772	152,620
	170,175	53,379	39,450	263,004

Total Equity	258,421	104,823	59,194	422,438

Fixed Income:
U.S.	71,464	11,826	22,182	105,472
Global & International	34,901	23,725	259	58,885
	106,365	35,551	22,441	164,357
Index/Structured:
U.S.	21,223	4,424	104	25,751
Global & International	3,908	1,121	-	5,029
	25,131	5,545	104	30,780
Total:
U.S.	183,741	82,208	59,048	324,997
Global & International	206,176	63,711	22,691	292,578
	$389,917	$145,919	$81,739	$617,575

ALLIANCEBERNSTEIN L.P.

ASSETS UNDER MANAGEMENT

BY CLIENT DOMICILE

AT MARCH 31, 2006

($ millions)

	Institutional
	Investments	Retail	Private Client	Total

U.S. Clients	$228,094	$112,559	$79,606	$420,259
Non-US. Clients	161,823	33,360	2,133	197,316
	$389,917	$145,919	$81,739	$617,575